Energy Conversion Devices Upsizes and Prices Offering of 4.7 Million Shares

of Common Stock and $275.0 Million of Convertible Senior Notes

ROCHESTER HILLS, Mich., June 19, 2008 – Energy Conversion Devices, Inc. (Nasdaq: ENER), a global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, today announced the pricing of its public offering of 4,714,975 shares of common stock at $72.00 per share, and the pricing of its $275.0 million aggregate principal amount of 3.00% convertible senior notes due in 2013. The offering commenced on June 12, 2008 at 4,708,500 shares of common stock and $225.0 million aggregate principal amount of notes. ECD has also granted the underwriters of the offering of common stock an option to purchase up to an additional 190,500 shares of common stock and the underwriters of the offering of notes an option to purchase up to an additional $41.25 million aggregate principal amount of notes.

The notes will bear interest at a rate of 3.00% per year, payable on June 15 and December 15 of each year, commencing on December 15, 2008. The notes will mature on June 15, 2013. Holders of the notes may, under certain circumstances at their option, convert the principal amount of their notes into cash and, with respect to any amounts in excess of the principal amount, shares of ECD’s common stock initially at a conversion rate of 10.8932 shares (equivalent to an initial conversion price of approximately $91.80 per share) per $1,000 principal amount of notes. The notes are also convertible on this basis at any time on or after March 15, 2013 and prior to the close of business on the business day immediately proceeding the maturity date. The applicable conversion rate will be subject to adjustments in certain circumstances. The notes will be senior unsecured obligations of ECD and will rank equal in right of payment with any future senior unsecured debt of ECD, and senior in right of payment to all of ECD's existing and future debt, if any, that is subordinated to the notes.

Concurrently with the notes offering, ECD is offering 4,714,975 shares of common stock. Of these, 3,444,975 shares will be lent by ECD to Credit Suisse International, or CSI, an affiliate of Credit Suisse Securities (USA) LLC, pursuant to a share lending agreement among ECD, Credit Suisse Securities (USA) LLC and CSI. Under the agreement, CSI is entitled to offer and sell such shares in order to facilitate the establishment of hedge positions by investors in the notes and potentially other securities ECD may issue in the future. Up to 721,675 of the shares borrowed may be used to facilitate such transactions on a delayed basis. ECD will not receive any of the proceeds from the sale of shares pursuant to the share lending agreement but will receive a nominal lending fee. The completion of the lending of shares pursuant to the share lending agreement is conditioned on the completion of the convertible notes offering. ECD expects that delivery of the shares of common stock pursuant to the share lending agreement will be made concurrently with the closing of the note offering.

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While the borrowed shares will be considered issued and outstanding for corporate law purposes, because the shares lent pursuant to that agreement must be returned to ECD prior to June 15, 2013, the company believes that under U.S. generally accepted accounting principles, the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share.

Closing of the public offerings of shares and notes is expected to occur on June 24, 2008, and will be subject to the satisfaction of various customary closing conditions. ECD intends to use the net proceeds from the offering of convertible notes and the underwritten equity offering for the expansion of its solar laminate production in connection with its plan to reach 1 GW of capacity by 2012 and for general corporate purposes.

Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as the representatives of the underwriters and the book-running managers for the common stock offering and the convertible note offering, and JPMorgan Chase & Co., Deutsche Bank Securities, and Lazard Ltd. are serving as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities (including a prospectus and two prospectus supplements) has been filed with the Securities and Exchange Commission. Prospective investors should read the prospectus, prospectus supplements, the registration statement and other documents Energy Conversion Devices has filed with the SEC for more complete information about Energy Conversion Devices and this offering. These documents are available at no charge by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, a prospectus and prospectus supplement for the common stock offering and/or for the convertible notes offering may be obtained by contacting the prospectus department of Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, (tel: 1 800-221-1037) or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, (tel: 1-212-821-3000).

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the offering, the use of the net proceeds from the offering and the belief that the borrowed shares will not be considered outstanding for the purpose of computing and reporting earnings per share. These forward-looking statements involve risks and uncertainties. Factors that could cause actual events to differ materially from those predicted in such forward-looking statements include market conditions, potential fluctuations in Energy Conversion Devices’ stock price, management's broad discretion over the use of the net proceeds of the offering, or changes in U.S. generally accepted accounting principles or in their interpretation. Certain of these risks and others are detailed from time to time in Energy Conversion Devices’ periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K for the year ended June 30, 2007, its quarterly report on Form 10-Q for the quarter ended March 31, 2008 and in the registration statement.

Contact:

Mark T. Trinske, Vice President

Investor Relations & Corporate Communications

Energy Conversion Devices, Inc.

248-299-6063